EXHIBIT 10.2

                     INTER-OFFICE MEMORANDUM
             _______________________________________

                             BECKMAN


                                               DATE: May 11, 1994

TO:  U.S. Management Incentive Plan Participants

FROM:  Dick Sears

SUBJECT:  FY 94 Incentive Plans

Enclosed is your FY 94 Incentive Plan. The focus of this year's incentive plan design is total company performance as reflected by our "earnings per share" achievement. This is viewed as an especially critical measure monitored by the financial community in assessing the company's progress. Summarized below are the major elements of the plan:

- - -    Company Earnings per Share - This is the fundamental measure for annual incentive eligibility and is structured by specific levels of achievement. The highest award percentage will be earned for an EPS of $2.15 or higher and there is no incentive eligibility below $1.95. The fiscal year results for incentive eligibility will exclude special charges for restructuring and FASB accounting changes.

- - -    Sales Revenue Modifier - Sales growth is a key driver in our business strategies. Because of its importance, if the company's sales goal is met or exceeded, and EPS is $2.05 or higher for FY 94, the award percentage for EPS achievement will be increased by 10%.

- - -    Individual Performance Multiplier - Final individual incentive awards will be derived by applying a performance multiplier, with a spread from 0 to 150%, to the award percentage for EPS achievement after any adjustment for sales revenue results.
     The multiplier will be tied to your "overall rating" for Performance Expectations in the EXCEL process.

Questions regarding the FY 94 plan can be directed to Bill Baldwin or Jane Morrison in Corporate Human Resources.



DICK